EXHIBIT 99.2

Shengkai Innovations, Inc. Schedules Conference Call to Discuss FY2012 Second Quarter Results on February 10th

TIANJIN, China, Feb. 9, 2012 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV) ("Shengkai" or the "Company"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced the company will host a conference call discussing its FY2012 second quarter and first six months results before the market opens on February 10th, 2012. The Company plans to file its Form 10-Q with the Securities and Exchange Commission after the market closes on Thursday, February 9, 2012.

The Company plans to host the conference call on Friday, February 10th, 2012 at 8:00 a.m. Eastern Time/9:00 p.m. Beijing Time. Interested parties may participate in the conference call by dialing 1-877-393-9085 (Toll-Free U.S.), 1-760-298-5098 (International) approximately five minutes before the call start time. The Conference ID is 51561764. A live webcast of the conference call will be available on the conference call website. On the date of the event, please click here to be directed to the website.

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 200 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company joined the supply network of China National Petroleum Corporation ("CNPC") in 2006 and subsequently received a CNPC Certificate of Material Supplier for valve products in 2011.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Shengkai Innovations, Inc.
         David Ming He, CFO
         +86-22-5883-8509
         ir@shengkai.com
         http://www.shengkaiinnovations.com

         Grayling
         Shiwei Yin
         +1 646-284-9474
         shiwei.yin@grayling.com